EXHIBIT 99.4

[CRESTVIEW LETTERHEAD]

September 6, 2006

HyperSpace Communications Inc.

116 Inverness Drive East

Englewood, CO 80111

Attention: Brian T. Hansen

Re: Consulting Agreement

This is to acknowledge and confirm the terms of our consulting agreement (the “Consulting Agreement”) as follows:

(1)         HyperSpace Communications Inc. (the “Company”), hereby engages [Crestview] as its business consultant (the “Advisor”) and the Advisor hereby agrees to render services to the Company as its business consultant.

(2)          During the term of this Consulting Agreement, the Advisor shall provide advice to, and consult with, the Company concerning various business matters and advise the Company regarding its overall progress, needs and financial condition. The Advisor is not obligated to devote any specific amount of time to providing advice and consultation to the Company and in no event shall this Consulting Agreement be deemed to require the Advisor to provide any services in excess of any services provided to the Company by the Advisor or any of its affilitates prior to the date hereof.

(3)          As consideration for services provided hereunder, the Company shall issue the Advisor a common stock purchase warrant (“Consulting Warrant”), in the form of the common stock purchase warrant (“PIPE Warrant”) issued pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Company and the purchasers signatory thereto, to purchase up to 360,000 shares of common stock of the Company, subject to adjustment therein, with an exercise price equal to the exercise price of the PIPE Warrant. The shares underlying the Consulting Warrant shall be registered for resale on the initial registration statement filed by the Company pursuant to the Registration Rights Agreement entered into in connectin with the Purchase Agreement and the Consulting Warrant and the shares underlying such warrant shall have all the rights and privileges afforded to the holder of the PIPE Warrant and shares underlying such warrant under the Purchase Agreement and Registration Rights Agreement. Any out-of-pocket expenses incurred in connection with its services hereunder will be reimbursed by the Company. In the event the Company fails to pay the fees as set forth herein, the Company will pay all costs and expenses incurred by the Advisor in connection with recovering such fees, plus interest at ten percent per annum from the date the fees were due to the date actually paid.

(4)         The term of this Consulting Agreement shall be until August 31, 2007, or earlier if terminated pursuant to this Section (the “Term”). Either party may terminate this Consulting Agreement upon 30 days notice to the other party provided that the Consulting Warrant and the rights granted hereunder with respect to the Consulting Warrant under Section (3) and Sections (6), (7) and (8) shall remain in full force in effect (and with respect to the Consulting Warrants, without setoff or reduction for early termination).

(5) The Company agrees to indemnify and hold the Advisor, its affiliates, control persons, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ and accountants’ fees) joint and several, arising out of the performance of this Consulting Agreement, whether or not the Advisor is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that the Advisor engaged in gross negligence or willful misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply and the Company shall perform its obligations hereunder to reimburse the Advisor for its expenses).

If for any reason the foregoing indemnification is unavailable to the Advisor or such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Advisor or such other Indemnified Person as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Advisor or such other Indemnified Person on the other hand, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by the Advisor and any other Indemnified Person hereunder exceed $32,450. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Advisor and any other Indemnified Person.

The provisions of this paragraph (5) shall survive the termination and expiration of this Consulting Agreement.

(6)          This Consulting Agreement is not assignable and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement and the Letter of Intent constitute the entire agreement of the parties pertaining to the subject matter hereof, and the parties have made no agreements, representations or warranties relating to the subject matter of this Consulting Agreement that are not set forth herein. The waiver by either party of compliance with any provision of this Consulting Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Consulting Agreement, or of any other breach by such party of a provision of this Consulting Agreement. This Consulting Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document. The provisions of this Consulting Agreement shall be deemed severable, so that if any provision hereof shall be declared unlawful or unenforceable, the remaining provisions hereof shall not be affected thereby and shall remain in full force and effect. A facsimile signature on this Consulting Agreement shall be considered the same as an original.

(7)          This Consulting Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles.

(8)         The Advisor shall at all times act as and be an independent contractor, and in no event shall either the Advisor or any of its employees, agents or representatives be deemed to be an employee, agent or representative of the Company. The Advisor shall have no authority to bind the Company to any obligation, express or implied.

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Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us by September 6, 2006.

Very truly yours,	Accepted and Agreed:

HYPERSPACE COMMUNICATIONS, INC.	[CRESTVIEW]

By: /s/ John P. Yeros	By: /s/ Daniel I. Warsh
Name: John P. Yeros	Name: Daniel I. Warsh
Title: CEO	Title: Manager